Exhibit 10.4

FIRST AMENDMENT

TO

VOTING AGREEMENT

This First Amendment ("Amendment") to the Voting Agreement is made and entered into as the 2nd day of August, 2002 (the "Effective Date") by and among Harold's Stores, Inc., an Oklahoma corporation (the "Company"), Inter-Him, N.V. ("Inter-Him"), the individuals and entities listed on the Schedule of Family Shareholders attached hereto as Exhibit A (collectively, the "Family Shareholders"), and W. Howard Lester, William E. Haslam, Clark J. Hinkley and Margaret A. Gilliam (collectively, the "New Investors"), in order to amend the Voting Agreement (the "Voting Agreement") dated as of February 28, 2001 by and among the Company, Inter-Him and the Family Shareholders.

WITNESSETH:

WHEREAS, the Company, Inter-Him and the Family Shareholders entered into the Voting Agreement in connection with the transactions contemplated in that certain Series 2001-A Preferred Stock Purchase Agreement dated as of February 28, 2001 (the "2001 Preferred Stock Purchase Agreement"), whereby the Company sold 300,000 shares of Series 2001-A Preferred Stock of the Company to Inter-Him;

WHEREAS, the Voting Agreement sets forth certain agreements of the Family Shareholders and Inter-Him regarding the election of members of the Board of Directors of the Company;

WHEREAS, the Company now desires to issue 21500,000 shares of Series 2002-A Preferred Stock to Inter-Him and the New Investors, as contemplated in that certain Series 2002-A Preferred Stock Purchase Agreement dated as of June 26, 2002 (the "2002 Preferred Stock Purchase Agreement"), and Inter-Him and the New Investors desire to acquire such shares of Series 2002-A Preferred Stock as so contemplated;

WHEREAS, in connection with the 2002 Preferred Stock Purchase Agreement, Inter-Him and its transferee, W. Howard Lester, have agreed to surrender their shares of the Series 2001-A Preferred Stock of the Company in exchange for an equal number of shares of the Amended Series 2001-A Preferred Stock of the Company, which the Company will issue to them upon cancellation of all of the Series 2001-A Preferred Stock;

WHEREAS, it is desirable and in the mutual best interests of the Company, Inter-Him, the Family Shareholders and the New Investors to amend the Voting Agreement to include the New Investors as Investors thereunder, to eliminate certain voting obligations of the Family Shareholders contained therein and to provide for certain other matters; and

WHEREAS, Inter-Him holds more than the minimum number of shares of Common Stock and Series 2001-A Preferred Stock (on an as-converted basis) of the Company, and the Family Shareholders executing this Amendment hold more than the minimum number of shares of Common Stock of the Company, required in order to amend the Voting Agreement pursuant to Section 3.8 thereof.

NOW, THEREFORE, in consideration of the recitals and agreements contained herein and the benefits to be derived from the mutual observance of the provisions of this Amendment and the Voting Agreement, the parties agree as follows:

1. Certain Definitions. From and after the Effective Date, the meaning of the following terms defined in the Voting Agreement shall be deleted, with the definitions set forth below substituted therefor:

(a) "Investors" shall mean Inter-Him and the New Investors;

(b) "Preferred Purchase Agreement" shall mean both the 2001 Preferred Stock Purchase Agreement and the 2002 Preferred Stock Purchase Agreement; and

(c) "Preferred Stock" shall mean the shares of Amended Series 2001-A Preferred Stock, $.01 par value, and the shares of Series 2002-A Preferred Stock, $.01 par value, but shall no longer include any reference to the Series 2001-A Preferred Stock of the Company.

2. Composition of the Board of Directors. Effective as of the Effective Date, Section 1.1 of the Voting Agreement shall be amended in its entirety to read as follows:

"1.1 General. For so long as the Family Shareholders or their lineal descendants (including trusts for the benefit of such persons) continue to own, beneficially or of record, in the aggregate at least ten percent (10%) of the Common Stock (assuming that all outstanding shares of Preferred Stock are converted into Common Stock), a majority-in-interest of the Family Shareholders shall designate one (1) individual to serve on the Board of Directors of the Company, and the Investors agree to vote or act with respect to their shares of capital stock of the Company, whether now held or hereafter acquired, so as to elect such designee to the Board of Directors of the Company."

All references in the Voting Agreement to Sections 1.1(a) or 1.1(b) shall be deemed to be references to Section 1.1 as so amended.

3. Ownership of Capital Stock. Effective as of the Effective Date, Section 2.7 of the Voting Agreement is hereby deleted in its entirety, and shall have no further force or effect.

4. Substitution of Schedule of Investors. The Schedule of Investors attached to the Voting Agreement shall be deleted and replaced with the Schedule of Investors attached to this Amendment as Exhibit B.

5. Other Terms of Voting Agreement. Except for the amendments set forth herein, all other provisions of the Voting Agreement shall remain in full force and effect and shall be otherwise unaffected hereby.

6. Counterpart Execution. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute but one and the same instrument.

Signature page follows this page.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date above set forth.

"COMPANY" Harold's Stores, Inc.

By: /s/ Clark J. Hinkley

Clark J. Hinkley, Chief Executive Officer

"INTER-HIM" Inter-Him, N.V.

By: /s/ Ronald de Waal

Ronald de Waal

"NEW INVESTORS" /s/ W. Howard Lester

W. Howard Lester

/s/ William E. Haslam

William E. Haslam

/s/ Clark J. Hinkley

Clark J. Hinkley

/s/ Margaret A. Gilliam

Margaret A. Gilliam

"FAMILY SHAREHOLDERS" /s/ Harold G. Powell

Harold G. Powell, individually and as Trustee under the Harold G. Powell Family Revocable Trust, UA dated 9/7/93, and under the Harold G. Powell Revocable Trust dated 9/8/93

/s/ Anna M. Powell

Anna M. Powell, individually and as Trustee under the Harold G. Powell Revocable Trust dated 9/8/93

/s/ Rebecca Powell Casey

Rebecca Powell Casey, individually and as custodian for Meredith M. Casey, Lindsey M. Casey and Bryan A. Casey under the Texas UGMA

Michael T. Casey, individually and as Trustee under the H. Rainey Powell and Mary U. Powell 1997 Irrevocable Trust

/s/ H. Rainey Powell

H. Rainey Powell, individually and as custodian for Elizabeth M. Powell and Alex M. Powell under the Oklahoma UTMA

Mary U. Powell

/s/ Lisa Powell Hunt

Lisa Powell Hunt, individually and as custodian for Miles M. Hunt, Patrick M. Hunt and Hayden E. Hunt under the Texas UGMA

/s/ Clay M. Hunt

Clay M. Hunt

Arvest Trust Company, N.A., as Trustee*

By: /s/ El Juana Pollock

Name: El Juana Pollock

Title: Vice President and Trust Officer

*Executed as Trustee with respect to:

Elizabeth M. Powell Trust A

Elizabeth M. Powell Trust B

Exhibit A

Schedule of Family Shareholders

Name and Address of each Family Shareholder:

Harold G. Powell

2516 Walnut Road

Norman, OK 73072

Anna M. Powell

2516 Walnut Road

Norman, OK 73072

Rebecca Powell Casey

3835 Shenandoah

Dallas, TX 75205

Michael T. Casey

3835 Shenandoah

Dallas, TX 75205

H. Rainey Powell

1926 Pin Oak Circle

Norman, OK 73072

Mary U. Powell

1926 Pin Oak Circle

Norman, OK 73072

Lisa Powell Hunt

3940 Marquette

Dallas, TX 75225

Clay M. Hunt

3940 Marquette

Dallas, TX 75225

Arvest Trust Company, N.A., as Trustee

200 East Main Street

P.O. Drawer 900

Norman, OK 73069

Exhibit B

Schedule of Investors

Name and Address of each Investor:

INTER-HIM, N.V. Switzerland Representative Office Im Langacker 16 Postfach CH - 5401 Baden Schweiz Attn.: Mr. Victor Hoogstraal Telecopy: +41 56 483 0389

W. Howard Lester 3250 Van Ness Avenue San Francisco, California 94109 Telecopy: (415) 616-8359

William E. Haslam 5508 Lonas Road Knoxville, Tennessee 37909 Telecopy: (865) 450-2801

Clark J. Hinkley 5919 Maple Avenue Dallas, Texas 75235 Telecopy: (214) 902-4100

Margaret A. Gilliam 15 West 53rd Street Suite 34A New York, New York 10019-0001 Telecopy: (212) 765-7882